UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 1, 2016, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through subsidiaries of its operating partnership, originated a $98.39 million preferred equity interest (the “Subordinate Interest”) in a portfolio of 39 industrial properties located in 17 states (the “Portfolio”). NorthStar Income II funded the Subordinate Interest with proceeds from its ongoing initial public offering.

The Portfolio contains approximately 6.3 million square feet of industrial real estate and is 100% leased to 39 tenants with an average remaining lease term of 10.9 years. The sponsor and sole common equity owner of the Portfolio (the “Sponsor”) is a national operator of industrial real estate properties with over 25 million square feet of industrial real estate assets under management and will manage the day-to-day operations of the Portfolio.

The Subordinate Interest earns a fixed annual return payable monthly (the “Preferred Return”) of 12.6% until the first anniversary, 13.1% from the first anniversary to the second anniversary, 13.6% from the second anniversary to the third anniversary, and 14.1% thereafter. The Subordinate Interest is also entitled to a 66.3% profit participation (i) in the Portfolio’s capital proceeds above certain return thresholds and (ii) after the fourth anniversary of the closing, in the Portfolio’s cash flow above certain return thresholds.  The maturity date of the Subordinated Interest is one year following the latest maturity of the Senior Financing (defined below), at which time the Subordinated Interest must be redeemed.  The Sponsor has agreed to comply with various covenants and is subject to customary events of default including, for example, failure to redeem the Subordinate Interest when due, certain covenant breaches, insolvency, the occurrence of certain events of default under the Senior Financing and a change in control.

At the time of closing, the Sponsor has $50 million of implied equity in the Portfolio and the remaining cost of the Portfolio acquisition was financed with a $307.64 million loan from an unaffiliated third-party lender (the “Senior Financing”), which bears interest at a fixed rate of 3.974%. All or a portion of the Senior Financing may be defeased following the earlier to occur of (i) September 1, 2019 and (ii) the second anniversary of the date on which the entire loan has been securitized.

The loan-to-value ratio (“LTV Ratio”) of the Subordinate Interest is approximately 89%. The LTV Ratio is the amount loaned in connection with the acquisition of the Portfolio, net of certain reserves funded and controlled by the lenders and their affiliates, if any, over the appraised value of the Portfolio at the time of origination. If the appraised value was not available for an individual property, the allocated purchase price for the property was used in calculating the LTV Ratio.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the Sponsor to effectively manage the Portfolio; the ability of the borrower to comply with the terms, including financial and other covenants, of the Subordinate Interest and the Senior Financing; whether the Portfolio’s cash flow is sufficient to cover the full interest payment for the Senior Financing and support the Preferred Return; whether the Portfolio’s cash flow declines; whether NorthStar Income II will realize any benefit from its profit participation in the Portfolio’s capital proceeds and/or cash flows; changes in market demand and rental rates for industrial properties; whether the Subordinate Interest will be redeemed on the terms and in the timeframe contemplated or at all; future property values; the impact of any losses from NorthStar Income II’s investments on cash flow and returns; changes in economic conditions generally and the real estate and debt markets specifically; availability of capital; the ability to achieve targeted returns; changes to generally accepted accounting principles; policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in Part II, Item 1A of NorthStar Income II’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: September 8, 2016	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary